Exhibit 99.1

COMTECH ANNOUNCES FINANCIAL RESULTS
FOR FIRST QUARTER OF FISCAL 2026

Chandler, Ariz. – December 11, 2025 – Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), a global communications technology leader, today reported financial results for its first quarter ended October 31, 2025.

Ken Traub, Chairman, President and CEO, stated:

“We are pleased to report the continued positive momentum in our business, achieving our third consecutive quarter of strong positive operating cash inflows and $51 million of total liquidity. Comtech has built a much stronger financial position. We continue to be focused and selective in our product, marketing and sales initiatives which yielded another quarter of sequential improvement in our gross margin percentage as well as continued cash flow generation. Net bookings for the quarter of $102 million and our backlog of $663 million do not yet include the majority of funding related to the long-term contract extension worth over $130 million that we secured in early November with a domestic Tier 1 mobile network operator. Our continued progress in the first quarter was accomplished notwithstanding the short-term impacts of the U.S. government shutdown, which was resolved in November. We are particularly gratified to see the positive reaction from our current and prospective employees, vendors and customers to the recent significant improvements in Comtech’s financial position.”

Consolidated Financial Results

•Net sales of $111.0 million

•Gross margin of 33.1%

•Operating loss of $2.8 million and net loss attributable to common shareholders of $19.8 million

•Adjusted EBITDA (a Non-GAAP financial measure) of $9.6 million, or 8.7%

•Net bookings of $101.9 million, representing a book-to-bill ratio of 0.92x

•Funded backlog of $663.0 million and revenue visibility of approximately $1.1 billion

•GAAP cash inflows from operations of $8.1 million

•Total liquidity at quarter end of $51.0 million

First Quarter Fiscal 2026 Consolidated Results Commentary

Consolidated net sales were $111.0 million, a decrease of 4.1% compared to the $115.8 million reported in the first quarter of fiscal 2025 and a decrease of 14.8% sequentially from the immediately preceding quarter. As anticipated, net sales in the Company’s Allerium and Satellite and Space Communications (“S&S”) segments were lower compared to the prior year period and the immediately preceding quarter as it streamlined its product lines and focused on strategic, higher margin opportunities while optimizing cash flow. Compared to the prior year period, Allerium reported lower net sales of call handling solutions, offset in part by higher net sales of NG-911 services. Net sales in the S&S segment were lower compared to the prior year period due to lower net sales of troposcatter solutions, timing of orders, the recent U.S. government shutdown, as well as the decision to phase out and eliminate certain low margin revenues.

Consolidated gross profit was $36.8 million, or 33.1% of consolidated net sales, a substantial improvement from the $14.5 million, or 12.5% of consolidated net sales, reported in the first quarter of fiscal 2025. Consolidated gross profit declined sequentially from the $40.7 million in the immediately preceding quarter, while gross profit as a percent of net sales increased from 31.2%. The year-over-year improvement is primarily due to an $11.4 million non-cash charge in the first quarter of fiscal 2025 related to the write down of certain inventories as a result of restructuring activities within the S&S segment, enhanced operational efficiency, product mix improvements resulting from streamlined product lines focused on strategic, higher margin products, reduced cost structures and improved terms with customers and vendors. The sequential improvement in the Company’s quarterly gross margin percentage for the first quarter of fiscal 2026 builds upon the improving quarterly trend achieved throughout fiscal 2025.

Consolidated operating loss was $2.8 million, compared to an operating loss of $129.2 million in the first quarter of fiscal 2025 and $1.9 million of operating income in the immediately preceding quarter. The improvement from the first quarter of fiscal 2025 is primarily the result of a $79.6 million non-cash charge in the first quarter of fiscal 2025 related to the impairment of goodwill as a result of restructuring activities within the S&S segment, higher gross profit as described above, lower selling, general and administrative expenses and lower amortization of intangibles, offset in part by higher research and development expenses. Operating loss in the first quarter of fiscal 2026 reflects $5.0 million of amortization of intangibles, $2.4 million of restructuring costs (of which $0.8 million and $1.6 million related to the S&S and Unallocated segments, respectively), $1.1 million of amortization of stock-based compensation and $0.8 million of CEO transition costs. Excluding such items, consolidated operating income for this quarter would have been $6.6 million, or 5.9% of net sales.

Consolidated net loss attributable to common stockholders was $19.8 million, compared to a net loss attributable to common stockholders of $155.9 million in the first quarter of fiscal 2025 and net loss attributable to common stockholders of $11.6 million in the immediately preceding quarter. In addition to those items described above, and as more fully discussed in the Company’s SEC filings, net loss attributable to common stockholders in the current period included $3.9 million of net dividends related to the Company’s Convertible Preferred Stock. The first quarter of fiscal 2025 included $58.6 million of net dividends related to Convertible Preferred Stock, offset in part by a $51.2 million gain related to the exchange of its Series B-1 for Series B-2 Convertible Preferred Stock on October 17, 2024.

Consolidated Adjusted EBITDA (a non-GAAP financial measure) was $9.6 million, compared to an Adjusted EBITDA loss of $30.8 million in the first quarter of fiscal 2025 and Adjusted EBITDA of $13.3 million in the immediately preceding quarter. The year-over-year improvement in Adjusted EBITDA reflects higher gross profit (both in dollars and as percentage of consolidated net sales) and lower selling, general and administrative expenses, offset in part by higher research and development expenses, as described above.

Consolidated net bookings were $101.9 million, a decrease of 20.3% compared to the first quarter of fiscal 2025 and an increase of 8.0% compared to the immediately preceding quarter. The book-to-bill ratio in the first quarter was 0.92x, compared to 1.10x in the first quarter of fiscal 2025 and 0.72x in the immediately preceding quarter. As part of the Company’s transformation plan, it has refocused and prioritized its sales efforts to target higher margin opportunities in which it has greater differentiation and to optimize cash flow.

Consolidated backlog was $663.0 million as of October 31, 2025, compared to $811.0 million as of October 31, 2024, and $672.1 million as of July 31, 2025. Revenue visibility, measured as the sum of funded backlog and the total unfunded value of certain multi-year contracts, was approximately $1.1 billion at the end of the first quarter. New bookings and backlog do not yet include the full value of the multi-year contract extension worth over $130 million awarded to Comtech by a domestic Tier 1 mobile network operator in November 2025.

GAAP cash flows from operations were $8.1 million, an improvement from the first quarter of fiscal 2025 cash outflows from operations of $21.8 million, and an anticipated decrease from the immediately preceding quarter's cash flows from operations of $11.4 million. This is Comtech’s third sequential quarter of positive operating cash flow. The significant improvement from the first quarter of fiscal 2025 reflects the improved operating income, improved working capital management due primarily to improved accountability and process disciplines, as well as the timing of and progress toward completion on contracts accounted for over time, including related shipments, billings and collections.

Operating cash flows in the first quarter of fiscal 2026 include aggregate net cash payments for interest and taxes of $4.9 million, compared to $6.8 million in the first quarter of fiscal 2025.

Operating cash flows for the first quarter of fiscal 2026 and 2025 also include $2.2 million and $5.8 million, respectively, in aggregate payments for restructuring costs, including severance, proxy solicitation costs, CEO transition costs and strategic emerging technology costs for next-generation satellite technology.

Satellite and Space Communications (“S&S”) Segment First Quarter Fiscal 2026 Commentary

S&S net sales were $55.1 million, a decrease of 6.5% compared to the first quarter of fiscal 2025 and 20.2% sequentially from the immediately preceding quarter. As anticipated, net sales for the quarter reflected lower net sales of troposcatter solutions, including the discontinuance of multiple low-margin product lines. The S&S segment continues to focus on capitalizing on its differentiated capabilities, addressing performance, thoughtfully evaluating the product portfolio and implementing initiatives to improve margins and cash flow generation.

S&S operating income was $3.2 million, compared to an operating loss of $118.8 million in the first quarter of fiscal 2025 and operating income of $3.3 million in the immediately preceding quarter. S&S operating income in the first quarter of fiscal 2026 was impacted by $0.8 million of restructuring costs, compared to $2.4 million and $0.7 million, respectively, in the first quarter of fiscal 2025 and immediately preceding quarter. The improvement in Satellite and Space Communications segment operating income primarily reflects higher gross profit (both in dollars and as a percentage of related segment net sales), lower selling, general and administrative expenses and lower amortization of intangibles, offset in part by higher research and development expenses. The prior year period included a $79.6 million non-cash charge related to the impairment of goodwill within the S&S segment.

S&S Adjusted EBITDA was $6.0 million in the first quarter of fiscal 2026, compared to an Adjusted EBITDA loss of $32.5 million in the prior year period and $6.3 million in the immediately preceding quarter. Compared to the prior year period, Adjusted EBITDA reflects higher gross profit (both in dollars and as a percentage of related segment net sales) and lower selling, general and administrative expenses, offset in part by higher research and development expenses. The sequential improvement in Adjusted EBITDA from 9.1% of related segment net sales to 10.9% in the first quarter of fiscal 2026 primarily reflects lower selling, general and administrative expenses in the more recent period.

S&S book-to-bill ratio was 0.77x. This ratio compares to 0.99x in the first quarter of fiscal 2025 and 0.65x in the immediately preceding quarter. The reduction in bookings reflects, in part, a more focused product positioning and sales approach.

Key S&S contract awards during the first quarter of fiscal 2026 included:

•over $7.8 million in orders from an international reseller of troposcatter family of systems (“FoS”), including Modular Transportable Transmission Systems (“MTTS”) and Multi-Path Radios (“MPRs”) intended for use in multiple international government end-user applications;

•approximately $4.0 million in aggregate orders related to satellite ground infrastructure solutions, including production units, intended for use in a new LEO satellite constellation network being deployed;

•an approximate $2.5 million hardware related order awarded by a leading aerospace, aviation and defense company based in the U.S.;

•an award, valued in excess of $2.0 million, calling for the supply of MTTS units to the U.S. Army;

•approximately $2.0 million in aggregate orders for satellite ground infrastructure solutions intended for use in support of a MEO satellite constellation;

•over $1.8 million in orders related to providing spare and repair services to various customers of amplifier solutions;

•over $1.8 million of incremental orders related to the supply of initial production units to a prime contractor in support of two next-generation satellite modem contracts, which the Company expects will be moving into full production during fiscal 2026;

•an order, valued in excess of $1.4 million, related to supply of multi-band amplifiers; and

•incremental funding of approximately $1.3 million for continued, ongoing training and support of complex cybersecurity operations for U.S. government customers.

In September 2025, as part of the Company’s cost savings plans, it decided to migrate certain production capabilities and operational functions to its manufacturing operations in Chandler, Arizona. Such initiative is expected to be completed in fiscal 2026, result in increased manufacturing efficiencies, allow S&S to further optimize its facilities footprint and result in recurring annualized cost savings of approximately $3.0 million.

Allerium Segment First Quarter Fiscal 2026 Commentary

Allerium net sales were $55.9 million, a decrease of 1.8% and 8.8%, respectively, compared to the first quarter of fiscal 2025 and the immediately preceding quarter. Compared to the prior year period, Allerium experienced lower net sales of call handling solutions, offset in part by higher net sales of NG-911 services.

Allerium operating income was $5.4 million, compared to $5.3 million in the first quarter of fiscal 2025 and $7.1 million in the immediately preceding quarter. The year-over-year change in Allerium’s operating income primarily reflects higher gross profit (both in dollars and as a percentage of related segment net sales), offset by higher selling, general and administrative expenses and research and development expenses.

Allerium’s Adjusted EBITDA was $11.3 million, compared to $11.0 million in the first quarter of fiscal 2025 and $13.7 million in the immediately preceding quarter. Compared to the prior year period, Adjusted EBITDA reflects those factors discussed above. Sequentially, the change reflects the timing of Allerium’s performance on certain contracts received in the fourth quarter of fiscal 2025, as well as Allerium’s performance on certain projects nearing completion in the fourth quarter of fiscal 2025.

Allerium’s book-to-bill ratio in the first quarter of fiscal 2026 was 1.06x, compared to 1.22x in the prior year period and 0.81x in the fourth quarter of fiscal 2025.

With strategic wins in the U.S., Canada and Australia, the Company believes its position as a trusted leader in 911, NG-911 and public safety applications positions Allerium increasingly well when it comes to delivering similarly sophisticated solutions for other types of emergencies. New emergency requesting devices, such as “wearables,” vehicles, smart speakers and AI capable cameras, and new delivery methods, such as through satellite networks, are expected to drive innovation and growth within the public safety market over time.

Key Allerium contract awards during the first quarter of fiscal 2026 included:

•approximately $27.0 million of initial funding toward a multi-year contract extension ultimately awarded to Allerium in November 2025 and valued in excess of $130.0 million; this contract was awarded by Allerium’s largest customer, a leading telecommunications company in the U.S. known for its network reliability and security, is for scalable services, and reinforces Allerium’s commitment to helping carriers and public safety organizations modernize critical infrastructure and optimize service reliability with confidence;

•over $15.0 million of incremental, multi-year funding related to the continued deployment of NG-911 solutions for a state in the southwestern region of the U.S.; and

•various funded orders from a top tier U.S. mobile network operator, aggregating $5.8 million and primarily for maintenance and new feature releases associated with previously deployed wireless location-based solutions.

Capital Structure and Liquidity

As previously disclosed, Comtech amended its Credit Facility and Subordinated Credit Facility on October 17, 2024, March 3, 2025 and July 21, 2025 to, among other things, suspend testing of the Net Leverage Ratio and Fixed Charge Coverage Ratio covenants until the four-quarter period ending on January 31, 2027.

At October 31, 2025 and December 10, 2025:

•Total outstanding borrowings under the Credit Facility were $135.0 million and $130.7 million, respectively; of such amounts, $17.6 million and $12.6 million, respectively, were drawn on the Revolver Loan. On December 1, 2025, Comtech repaid $5.0 million of the Revolver Loan;

•Total outstanding borrowings under the Subordinated Credit Facility were $101.5 million and $102.1 million, respectively, including interest paid-in-kind or accrued on the $35.0 million subordinated priority term loan; such amount does not include the $25.7 million and $32.5 million, respectively, of make-whole amounts associated with the $65.0 million portion of the Subordinated Credit Facility; pursuant to the terms of the Subordinated Credit Facility, effective December 3, 2025, the make-whole amount percentage for each tranche within the $65.0 million portion of the Subordinated Credit Facility is 50.0%;

•The liquidation preference of the Company’s outstanding convertible preferred stock was $208.7 million and $210.8 million, respectively (excluding potential increases in the liquidation preference and other obligations that could be triggered by, among other things, breaches of covenants and/or asset sales resulting in a change in control of the Company); and

•The Company’s available sources of liquidity totaled $51.0 million and $36.9 million, respectively, which includes qualified cash and cash equivalents of $41.4 million and $22.3 million, respectively, and the remaining available portion of the Revolver Loan of $9.6 million and $14.6 million, respectively.

Conference Call and Webcast Information

Comtech will host a conference call with investors and analysts on Thursday, December 11, 2025, at 4:30 pm Eastern Time.

A live webcast of the conference call will be accessible on the Investor Relations section of Comtech’s website at www.comtech.com/investors. Alternatively, investors can access the conference call by dialing (800) 343-4136 (primary) or (203) 518-9843 (alternate) and using the conference I.D. of “Comtech.” A replay will be available through Thursday, December 25, 2025, by dialing (800) 839-5493 or (402) 220-2552.

About Comtech

Comtech Telecommunications Corp. is a leading provider of satellite and space communications technologies; terrestrial and wireless network solutions; Next Generation 911 (“NG-911”) and emergency services; and cloud native capabilities to commercial and government customers around the world. Through its culture of innovation and employee empowerment, Comtech leverages its global presence and decades of technology leadership and experience to create some of the world’s most innovative solutions for mission-critical communications. For more information, please visit www.comtech.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information in this press release contains, and oral statements made by its representatives from time to time may contain, forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “outlook,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would,” and similar references to future periods, or the negative of those words and expressions, as well as statements in future tense. Forward-looking statements include, among others, statements regarding its expectations for its strategic alternatives process, its expectations for further portfolio-shaping opportunities, its expectations for other operational initiatives, its expectations for completing further financing initiatives, its future performance and financial condition, the plans and objectives of its management and its assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under its control which may cause its actual results, future performance and financial condition, and achievement of its plans and objectives of its management to be materially different from the results, performance or other expectations implied by these forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or its good faith belief with respect to future events, and is subject to risks and uncertainties that are difficult to predict and many of which are outside of its control. Factors that could cause actual results to differ materially from current expectations include, among other things: the outcome and effectiveness of the aforementioned strategic alternatives process, further portfolio-shaping opportunities, other operational initiatives, and the completion of further financing activities; its ability to access capital and liquidity; its ability to implement changes in its executive leadership; the possibility that the expected benefits from its strategic activities will not be fully realized, or will not be realized within the anticipated time periods; the risk that acquired businesses will not be integrated successfully; impacts from, and uncertainties regarding, future actions that may be taken by activist stockholders; the possibility of disruption from acquisitions or dispositions, making it more difficult to maintain business and operational relationships or retain key personnel; the risk that it will be unsuccessful in implementing a tactical shift in its Satellite and Space Communications segment away from bidding on large commodity service contracts and toward pursuing contracts for its niche products and solutions with higher margins; the nature and timing of its receipt of, and its performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; the timing and amount of adjustments to gross profits on long-term contracts; risks associated with international sales; rapid technological change; evolving industry standards; new product announcements and enhancements or rebranding; changing customer demands and/or procurement strategies and its ability to scale opportunities and deliver solutions to current and prospective customers; changes and uncertainty in prevailing economic and political conditions (including financial and capital market conditions), including as a result of military conflicts or any tariff, trade restrictions or similar matters; impact of government shutdowns; changes to government procurement practices; changes in the price of oil in global markets; changes in prevailing interest rates and foreign currency exchange rates; risks associated with its legal proceedings, customer claims for indemnification, and other similar matters; risks associated with its obligations under its credit facilities; risks associated with its large contracts; risks associated with supply chain disruptions; and other factors described in this and its other filings with the Securities and Exchange Commission (“SEC”). However, these risks are not the only risks that it faces. Additional risks and uncertainties, not currently known to the Company or that do not currently appear to be material, may also materially adversely affect its business, financial condition and/or operating results in the future. The Company describes risks and uncertainties that could cause actual results and events to differ materially in the Risk Factors (Part I, Item 1A of its Form 10-K for fiscal 2025), Management’s Discussion and Analysis of Financial Condition and Results of Operations (Part II, Item 7 of its Form 10-K for fiscal 2025) and Quantitative and Qualitative Disclosures about Market Risk (Part II, Item 7A of its Form 10-K for fiscal 2025). The Company does not intend to update or revise publicly any forward-looking statements, whether because of new information, future events, or otherwise, except as required by law.

Investor Relations Contact	Media Contacts
Maria Ceriello	Jamie Clegg	Longacre Square Partners
631-962-7115	480-532-2523	comtech@longacresquare.com
Maria.Ceriello@comtech.com	Jamie.Clegg@comtech.com

Appendix:
•Condensed Consolidated Statements of Operations (Unaudited)
•Condensed Consolidated Balance Sheets (Unaudited)
•Condensed Consolidated Statements of Cash Flows (Unaudited)
•Use of Non-GAAP Financial Measures

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

	(Unaudited)
	Three months ended October 31,
	2025	2024
Net sales	$111,032,000	115,800,000
Cost of sales	74,266,000	101,284,000
Gross profit	36,766,000	14,516,000

Expenses:
Selling, general and administrative	29,938,000	51,644,000
Research and development	3,790,000	3,713,000
Amortization of intangibles	5,044,000	6,593,000
CEO transition costs	751,000	598,000
Impairment of long-lived assets, including goodwill	—	79,555,000
Proxy solicitation costs	—	1,583,000
	39,523,000	143,686,000

Operating loss	(2,757,000)	(129,170,000)

Other expenses (income):
Interest expense	11,553,000	9,532,000
Interest (income) and other	(223,000)	635,000
Write-off of deferred financing costs and debt discounts	—	1,412,000
Change in fair value of warrants and derivatives	1,350,000	5,524,000

Loss before provision for income taxes	(15,437,000)	(146,273,000)
Provision for income taxes	442,000	2,134,000

Net loss	$(15,879,000)	(148,407,000)

Gain on extinguishment of convertible preferred stock	—	51,179,000

Adjustments to reflect redemption value of convertible preferred stock:
Dividends on convertible preferred stock, net	(3,903,000)	(58,634,000)
Net loss attributable to common stockholders	$(19,782,000)	(155,862,000)

Net loss per common share:
Basic	$(0.67)	(5.29)
Diluted	$(0.67)	(5.29)

Weighted average number of common shares outstanding – basic	29,618,000	29,446,000

Weighted average number of common and common equivalent shares outstanding – diluted	29,618,000	29,446,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	October 31, 2025	July 31, 2025
Assets
Current assets:
Cash and cash equivalents	$43,635,000	40,019,000
Accounts receivable, net	140,275,000	144,837,000
Inventories, net	67,845,000	68,955,000
Prepaid expenses and other current assets	14,829,000	16,375,000
Total current assets	266,584,000	270,186,000
Property, plant and equipment, net	44,357,000	43,410,000
Operating lease right-of-use assets, net	31,972,000	30,812,000
Goodwill	204,625,000	204,625,000
Intangibles with finite lives, net	168,061,000	173,105,000
Deferred financing costs, net	1,749,000	1,907,000
Other assets, net	16,772,000	16,790,000
Total assets	$734,120,000	740,835,000
Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$25,955,000	25,965,000
Accrued expenses and other current liabilities	61,083,000	58,423,000
Current portion of credit facility, net	4,050,000	4,050,000
Operating lease liabilities, current	6,487,000	7,250,000
Contract liabilities	59,355,000	62,546,000
Interest payable	—	15,000
Total current liabilities	156,930,000	158,249,000
Non-current portion of credit facility, net	116,643,000	114,414,000
Non-current portion of subordinated debt, net	100,135,000	95,588,000
Operating lease liabilities, non-current	30,978,000	29,376,000
Income taxes payable, non-current	1,867,000	1,818,000
Deferred tax liability, net	4,287,000	4,619,000
Long-term contract liabilities	20,287,000	21,005,000
Warrant and derivative liabilities	19,921,000	17,849,000
Other liabilities	4,030,000	3,950,000
Total liabilities	455,078,000	446,868,000
Commitments and contingencies
Convertible preferred stock, par value $0.10 per share; authorized and issued 178,181 shares at October 31, 2025 (redemption value of $208,746,000 which includes accrued dividends of $1,554,000) and authorized and issued 178,181 shares at July 31, 2025 (redemption value of $204,153,000, which includes accrued dividends of $1,520,000)	193,448,000	189,545,000
Stockholders’ equity:
Preferred stock, par value $0.10 per share; authorized and unissued 1,821,819 shares at both October 31, 2025 and July 31, 2025, respectively	—	—
Common stock, par value $0.10 per share; authorized 100,000,000 shares; issued 44,643,734 and 44,443,626 shares at October 31, 2025 and July 31, 2025, respectively	4,464,000	4,444,000
Additional paid-in capital	545,753,000	548,722,000
Retained deficit	(22,774,000)	(6,895,000)
	527,443,000	546,271,000
Less:
Treasury stock, at cost (15,033,317 shares at October 31, 2025 and July 31, 2025)	(441,849,000)	(441,849,000)
Total stockholders’ equity	85,594,000	104,422,000
Total liabilities, convertible preferred stock and stockholders’ equity	$734,120,000	740,835,000

COMTECH TELECOMMUNICATIONS CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

	(Unaudited)
	Three months ended October 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(15,879,000)	(148,407,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property, plant and equipment	3,000,000	2,895,000
Amortization of intangible assets	5,044,000	6,593,000
Amortization of stock-based compensation	1,127,000	155,000
Amortization of cost to fulfill assets	—	261,000
Paid-in-kind interest under term loan	—	2,082,000
Amortization of deferred financing costs, debt discount and accreted interest related to subordinated credit facility	5,192,000	248,000
Amortization of deferred financing costs and debt discount related to credit facility	1,371,000	973,000
Write-off of deferred financing costs and debt discounts	—	1,412,000
Change in fair value of warrants and derivatives	1,350,000	5,524,000
(Benefit from) provision for allowance for doubtful accounts and contract assets	(455,000)	17,443,000
Provision for excess and obsolete inventory	137,000	12,546,000
Deferred income tax benefit	(332,000)	(166,000)
Impairment of long-lived assets, including goodwill	—	79,555,000
Changes in assets and liabilities, net of effects of divestitures:
Accounts receivable	5,017,000	(2,712,000)
Inventories	973,000	(1,214,000)
Prepaid expenses and other current assets	948,000	(995,000)
Other assets	9,000	(1,096,000)
Accounts payable	(543,000)	1,710,000
Accrued expenses and other current liabilities	4,309,000	(4,887,000)
Contract liabilities	(3,909,000)	4,218,000
Other liabilities, non-current	85,000	105,000
Interest payable	(15,000)	(521,000)
Income taxes payable	647,000	2,472,000
Net cash provided by (used in) operating activities	8,076,000	(21,806,000)
Cash flows from investing activities:
Purchases of property, plant and equipment	(3,256,000)	(2,415,000)
Net cash used in investing activities	(3,256,000)	(2,415,000)
Cash flows from financing activities:
Proceeds from subordinated credit facility	—	25,000,000
Repayment of term loan	(1,013,000)	—
Proceeds from issuance of employee stock purchase plan shares	22,000	38,000
Payment of deferred financing costs	—	(2,757,000)
Remittance of employees’ statutory tax withholding for stock awards	(189,000)	(666,000)
Payment of shelf registration costs	—	(94,000)
Cash dividends paid on common stock	(24,000)	(39,000)
Payment of convertible preferred stock issuance costs	—	(50,000)
Net cash (used in) provided by financing activities	(1,204,000)	21,432,000
Net increase (decrease) in cash and cash equivalents	$3,616,000	(2,789,000)
Cash and cash equivalents at beginning of period	40,019,000	32,433,000
Cash and cash equivalents at end of period	$43,635,000	29,644,000

Use of Non-GAAP Financial Measures

To provide investors with additional information regarding the Company’s financial results, this release contains “Non-GAAP financial measures” under the rules of the SEC. The Company’s Adjusted EBITDA is a Non-GAAP measure that represents earnings (loss) before interest, income taxes, depreciation, amortization of intangibles, impairment of long-lived assets, including goodwill, amortization of cost to fulfill assets, amortization of stock-based compensation, CEO transition costs, change in fair value of warrants and derivatives, proxy solicitation costs, restructuring costs, strategic emerging technology costs (for next-generation satellite technology), and write-off of deferred financing costs and debt discounts, and in the recent past, acquisition plan expenses, change in fair value of the convertible preferred stock purchase option liability, COVID-19 related costs, facility exit costs, strategic alternatives expenses and other and loss on business divestiture. These items, while periodically affecting its results, may vary significantly from period to period and may have a disproportionate effect in a given period, thereby affecting the comparability of results. Although closely aligned, the Company’s definition of Adjusted EBITDA is different than EBITDA (as such term is defined in its Credit Facility and Subordinated Credit Facility) utilized for financial covenant calculations and also may differ from the definition of EBITDA or Adjusted EBITDA used by other companies and therefore may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA, as well as adjusted operating income (loss), net income (loss) attributable to common shareholders and net income (loss) per diluted common share, as presented in the tables, are non-GAAP measures. These Non-GAAP measures are frequently requested by investors and analysts. The Company believes that investors and analysts may use these Non-GAAP measures along with other information contained in its SEC filings, including GAAP measures, in assessing its performance and comparability of its results with other companies. The Company’s Non-GAAP measures reflect the GAAP measures as reported, adjusted for certain items as described herein and also excludes the effects of the Company’s outstanding convertible preferred stock. These Non-GAAP financial measures have limitations as an analytical tool as they exclude the financial impact of transactions necessary to conduct its business, such as the granting of equity compensation awards, and are not intended to be an alternative to financial measures prepared in accordance with GAAP. These measures are adjusted as described in the reconciliation of GAAP to Non-GAAP measures in the tables presented herein, but these adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring. Non-GAAP financial measures should be considered in addition to, and not as a substitute for or superior to, financial measures determined in accordance with GAAP. Investors are advised to carefully review the GAAP financial results that are disclosed in the Company’s SEC filings. As the Company has not provided future Non-GAAP financial guidance or targets, there is no need to reconcile its business outlook to the most directly comparable GAAP measures. Furthermore, even if guidance or targets had been provided, items such as stock-based compensation, adjustments to the provision for income taxes, amortization of intangibles and interest expense, which are specific items that impact these measures, have not yet occurred, are out of the Company’s control, or cannot be predicted at this time. For example, quantification of stock-based compensation expense requires inputs such as the number of shares granted and market price that are not currently ascertainable. Accordingly, reconciliations to the Non-GAAP forward looking metrics would not be available without unreasonable effort and such unavailable reconciling items could significantly impact the Company’s financial results.

	Three months ended October 31,		Fiscal Year
	2025	2024	2025
Reconciliation of GAAP Operating loss to Adjusted EBITDA:
Operating loss	$(2,757,000)	$(129,170,000)	$(139,098,000)
Amortization of stock-based compensation	1,127,000	155,000	3,120,000
Amortization of intangibles	5,044,000	6,593,000	21,723,000
Impairment of long-lived assets, including goodwill	—	79,555,000	79,555,000
Depreciation	3,000,000	2,895,000	11,798,000
Amortization of cost to fulfill assets	—	261,000	261,000
Restructuring costs	2,441,000	6,484,000	15,585,000
Strategic emerging technology costs	—	280,000	280,000
Proxy solicitation costs	—	1,583,000	2,682,000
CEO transition costs	751,000	598,000	2,117,000
Adjusted EBITDA	$9,606,000	$(30,766,000)	$(1,977,000)

Reconciliations of GAAP consolidated results to the corresponding Non-GAAP measures are shown in the tables below (numbers and per share amounts in the tables may not foot due to rounding). Non-GAAP results reflect Non-GAAP provisions for (benefits from) income taxes based on year-to-date results, as adjusted for the Non-GAAP reconciling items included in the tables below. The Company evaluates its Non-GAAP effective income tax rate on an ongoing basis, and it can change from time to time. The Company’s Non-GAAP effective income tax rate can differ materially from its GAAP effective income tax rate.

	October 31, 2025			October 31, 2024
	Three months ended			Three months ended
	Operating (Loss) Income	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(2,757,000)	$(19,782,000)	$(0.67)	$(129,170,000)	$(155,862,000)	$(5.29)
Adjustments to reflect redemption value of convertible preferred stock	—	3,903,000	0.13	—	58,634,000	1.99
Change in fair value of warrants and derivatives	—	1,350,000	0.05	—	5,524,000	0.19
Gain on extinguishment of convertible preferred stock	—	—	—	—	(51,179,000)	(1.74)
Impairment of long-lived assets, including goodwill	—	—	—	79,555,000	79,555,000	2.70
Amortization of intangibles	5,044,000	4,807,000	0.16	6,593,000	6,141,000	0.21
Restructuring costs	2,441,000	2,441,000	0.08	6,484,000	6,230,000	0.21
Amortization of stock-based compensation	1,127,000	1,127,000	0.04	155,000	131,000	—
CEO transition costs	751,000	751,000	0.03	598,000	567,000	0.02
Proxy solicitation costs	—	—	—	1,583,000	1,501,000	0.05
Strategic emerging technology costs	—	—	—	280,000	268,000	0.01
Amortization of cost to fulfill assets	—	—	—	261,000	261,000	0.01
Net discrete tax expense	—	44,000	—	—	29,000	—
Non-GAAP measures	$6,606,000	$(5,359,000)	$(0.18)	$(33,661,000)	$(48,200,000)	$(1.64)

	Fiscal Year 2025
	Operating Loss	Net Loss Attributable to Common Stockholders	Net Loss per Diluted Common Share*
Reconciliation of GAAP to Non-GAAP Earnings:
GAAP measures, as reported	$(139,098,000)	$(204,251,000)	$(6.95)
Adjustments to reflect redemption value of convertible preferred stock	—	100,128,000	3.40
Gain on extinguishment of convertible preferred stock	—	(51,179,000)	(1.74)
Change in fair value of warrants and derivatives	—	(38,498,000)	(1.32)
Impairment of long-lived assets, including goodwill	79,555,000	79,555,000	2.71
Amortization of intangibles	21,723,000	20,774,000	0.71
Restructuring costs	15,585,000	14,860,000	0.51
Proxy solicitation costs	2,682,000	2,545,000	0.09
Amortization of stock-based compensation	3,120,000	3,120,000	0.11
CEO transition costs	2,117,000	2,009,000	0.07
Strategic emerging technology costs	280,000	266,000	0.01
Amortization of cost to fulfill assets	261,000	261,000	0.01
Net discrete tax benefit	—	(348,000)	(0.01)
Non-GAAP measures	$(13,775,000)	$(70,758,000)	$(2.41)

* Per share amounts may not foot due to rounding.

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